Exhibit 10.32

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of October 31, 2003, and is made by and between Renovis, Inc., a Delaware corporation (“Sublandlord “), and KAI Pharmaceuticals, Inc., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant agree as follows:

1. Master Lease. Utah Partners, Ltd., a California limited partnership, as landlord, (“Master Landlord”), and Sublandlord            , as tenant, entered into that certain Net Lease dated as of September 26, 2000 (the “Master Lease”). Pursuant to the Master Lease, Master Landlord leased to Sublandlord, and Sublandlord leased from Master Landlord, all rentable area in the building commonly known as 270 Littlefield Avenue, South San Francisco, California (the “Building”), comprising a total of 15,500 rentable square feet, and defined as the “Premises” in the Master Lease. A copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Master Lease. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, first, the Premises, on the terms and conditions set forth herein.

2. Sublease. Subject to the terms and conditions set forth herein, Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises. Such sublease of the Premises shall include the right in common to use the Common Areas, as set forth in the Master Lease.

3. Term/Early Occupancy. Subject to obtaining Master Landlord’s consent to this Sublease pursuant to Section 19 hereof, the term (“Term”) of this Sublease shall commence on November 1, 2003 (the “Commencement Date”) and shall terminate on the earlier of (a) September 30, 2005 (the “Expiration Date”), (b) the date this Sublease is sooner terminated pursuant to its terms, or (c) the date the Master Lease is sooner terminated pursuant to its terms. Sublandlord agrees to cooperate with Subtenant to allow Subtenant access to the Premises prior to the Commencement Date (“Early Occupancy Period”) to allow Subtenant to install improvements in the Premises. During such Early Occupancy Period, Subtenant shall be subject to all of the terms and conditions of this Sublease excluding the payment of any Base Rent or Additional Rent. If Master Landlord’s consent to this Sublease is obtained after November 1, 2003, then the date that Master Landlord’s consent to this Sublease is obtained shall be the “Commencement Date”. The parties shall execute a memorandum confirming the Commencement Date promptly following the occurrence thereof; provided, however, that Subtenant’s failure to execute and deliver such memorandum shall not relieve Subtenant of any of its obligations under this Sublease.

4. Delivery and Acceptance. If despite its reasonable efforts Sublandlord is unable to deliver possession of the Premises to Subtenant on or before December 1, 2003, for any reason whatsoever, then, as Subtenant’s sole and exclusive remedy, Subtenant may terminate this Sublease by written notice to Sublandlord given on or before December 10, 2003, whereupon any monies previously paid by Subtenant to Sublandlord shall be reimbursed to Subtenant and the parties shall have no further obligation to each other. Sublandlord shall deliver the Premises to Subtenant with all furniture, fixtures and equipment present on the Premises on November 1, 2003 (the “FF&E”) in place, and Subtenant shall have the use of the

FF&E during the Term. Except as expressly set forth otherwise herein, by taking possession of the Premises, Subtenant conclusively shall be deemed to have accepted the Premises, all in-built equipment and the FF&E in their “as-is”, then-existing condition, without any warranty whatsoever of Sublandlord with respect thereto.

5. Rent.

(a) Base Rent. During the Term, Subtenant shall pay to Sublandlord as base monthly rent (“Base Rent”) the following amounts:

Months	Base Rent
11/1/03 to 2/28/04	$15,000
3/1/04 to 10/31/04	$23,250
11/1/04 to 9/30/05	$24,025

Base Rent shall be prorated for the month of November 2003 (and, if necessary, for later months), in the event that the actual Commencement Date is a date after November 1, 2003.

(b) Additional Rent. In addition, during the Term, Subtenant shall pay to Sublandlord upon demand within 10 days of written demand (which written demand shall include any statement or invoice provided by Master Landlord to Sublandlord under the Master Lease) any other costs, expenses or other sums that are required to be paid by Sublandlord to Master Landlord under the Master Lease. Without limiting the foregoing, Subtenant shall pay to Sublandlord Tenant’s Percentage Share of all Operating Expenses for the Premises. Sublandlord shall promptly deliver to Subtenant each estimate, notice, or statement regarding Operating Expenses delivered by Master Landlord to Sublandlord pursuant to Section 5.c. of the Master Lease. All monetary obligations of Subtenant to Sublandlord under this Sublease (other than Base Rent) shall be deemed additional rent (“Additional Rent”).

(c) Payment of Rent. Base Rent and Additional Rent (as defined above), shall be paid to Sublandlord on or before the first (1st) day of each month during the Term; provided, however, that Base Rent and Additional Rent for the calendar month in which the Commencement Date occurs shall be paid on the Commencement Date. Base Rent and Additional Rent (collectively, “Rent”) for any period during the Term hereof which is for less than one month of the Term shall be a pro rata portion of the monthly installment based on a calendar month. Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Rent shall be paid directly to Sublandlord at the address set forth in Section 17 or such other address as may be designated in writing by Sublandlord. Notwithstanding the foregoing, upon execution of this Sublease by Subtenant, Subtenant shall pay to Sublandlord the sum of $15,000 as prepayment of first installment of Base Rent due hereunder.

6. Security Deposit. Upon execution of this Sublease by Subtenant, Subtenant shall deposit with Sublandlord the sum of $24,025, in cash, as security for the performance by

Subtenant of the terms and conditions of this Sublease (the “Security Deposit”). Subtenant hereby grants to Sublandlord a security interest in the Security Deposit, including but not limited to replenishments thereof. If Subtenant fails to pay Rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any Rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall restore the Security Deposit to the full amount originally deposited within 10 days after Sublandlord’s written demand. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. The Security Deposit, or so much thereof as has not been applied by Sublandlord, shall be returned to subtenant within 60 days of the expiration or earlier termination of this Sublease, provided Subtenant has vacated the Sublease Premises.

7. Condition of the Sublease Premises.

(a) Sublandlord’s Obligations. Sublandlord shall provide the Premises in “broom clean” condition, including professional cleaning of all floors (carpet and tile areas) and all lab counter tops. Sublandlord warrants that as of the Commencement Date all mechanical, plumbing and electrical systems within the Premises, and the roof of the Building, shall be in good operation condition. Subtenant shall notify Sublandlord of any non-compliance with the foregoing warranty within 30 days of the Commencement Date. If the non-compliance relates to the mechanical, plumbing or electrical systems within the Premises, Sublandlord shall promptly repair the defect. If the non-compliance relates to the roof, Sublandlord shall use its reasonable efforts, consistent with Section 12 below, to cause Landlord to promptly repair the defect. Sublandlord’s warranty and obligation to repair (or cause the repair) in accordance with the foregoing shall expire unless Subtenant notifies Sublandlord of a breach of the warranty within 30 days of the Commencement Date.

(b) “AS-IS”. Except as set forth in Section 7(a), Subtenant is subleasing the Premises on an “as-is” basis, and Sublandlord has made no representations or warranties, express or implied, with respect to the condition or suitability for Subtenant’s use of the Premises or any built-in equipment or FF&E located in the Premises. Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including, without limitation, the Americans with Disabilities Act of 1990). Sublandlord shall have no obligation to perform any of the repairs (or capital improvements) required by Master Landlord under the terms of the Master Lease, and Sublandlord’s sole and exclusive obligations in this regard are stated in Section 12(b) hereof. Subtenant shall maintain (at its own cost and expense) all built-in equipment and FF&E located in the Premises in the same condition and repair as when received, subject to normal wear and tear.

(c) Subtenant’s Investigations. Sublandlord has not made an independent investigation of the Premises or determination with respect to the physical and environmental condition of the Premises including without limitation compliance with The Americans With Disabilities Act, the existence of any underground tanks, pumps, piping, toxic or hazardous substances on the Premises. Subtenant shall rely solely on its own investigations and/or that of a licensed professional specializing in the areas referenced in this Section 7(c).

8. Conveyance by Sublandlord. As used in this Sublease, the term “Sublandlord” means the holder of the Tenant’s interest under the Master Lease. In the event of any assignment or transfer of the Tenant’s interest under the Master Lease, which assignment or transfer may occur at any time during the Term, as between Sublandlord and Subtenant, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder, and any transferee shall have been deemed to have assumed all covenants and obligations thereafter to be performed by Sublandlord hereunder, without any further action by Sublandlord, Subtenant or such transferee. Sublandlord may transfer and deliver any security of Subtenant to the transferee of the Tenant’s interest under the Master Lease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

9. Use. Subtenant shall use the Premises only for the uses permitted by the Master Lease. Subtenant acknowledges and agrees that the operation and use of the Premises may require that Subtenant apply for and receive licenses and/or permits from various federal, state and local governments, and Subtenant covenants and agrees to apply for and receive such licenses and/or permits as are required. Subtenant shall provide to Sublandlord copies of any such licenses and/or permits to the extent applicable to the Premises.

10. Surrender. Prior to expiration or earlier termination of this Sublease, Subtenant shall remove all trade fixtures, personal property and alterations to the Premises made by Subtenant that Subtenant is required to remove or has the right to remove pursuant to the terms of the Master Lease, and shall surrender the Premises to Sublandlord in the same condition as received on the Commencement Date, free of Hazardous Materials caused by Subtenant, reasonable wear and tear, casualties and condemnation, excepted. If the Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all reasonable costs incurred by Sublandlord (including any charges by Master Landlord under the Master Lease) in returning the Premises to such required condition, plus interest thereon at the lesser of eighteen (18) percent per annum or the maximum rate allowable by law. Notwithstanding the foregoing, Subtenant shall not be required to remove any lab benches or vented fume hoods, or any of the other improvements to the Premises existing on the date of this Sublease, from the Premises.

11. Holdover. Any holdover by Subtenant shall be governed by Section 19 of the Master Lease, as incorporated herein by reference. Without limiting the provisions of such Section 19, Subtenant shall indemnify, protect, defend and hold harmless both Sublandlord and Master Landlord and their respective officers, directors, employees, agents and assigns, from and against any and all loss and liability resulting from Subtenant’s delay in surrendering the Premises in compliance with this Sublease.

12. Other Sublease Terms.

(a) Incorporation By Reference. Except as otherwise provided in or modified by this Sublease, the terms, and conditions contained in the Master Lease are incorporated herein by reference, and are made a part hereof as if set forth herein at length, except that (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; and (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord “ and “Subtenant”, respectively. Notwithstanding the foregoing, (A) the following provisions of the Master Lease are expressly not incorporated herein by reference: Basic Lease Information, Table of Contents, the first sentence of Section 1, Section 2, the first sentence of Section 3, Section 4, the second sentence of Section 6, Section 7, the term “Basic Lease Information” in Section 8 (which shall be replaced with the term “Section 9”), the final sentence of Section 9.c., Section 17, the term “Letter of Credit” and “Letter of Credit Proceeds” in Section 23 (which shall be replaced with the term “Security Deposit” and “Security Deposit proceeds,” respectively), Section 27, Section 30, Section 35, Section 39.m. and Exhibit B; and (B) in the following provisions of the Master Lease, as incorporated herein, the term Landlord shall refer to Master Landlord only: the third sentence of Section 1, Section 8.b., Landlord’s maintenance obligations in Section 10, Landlord’s repair obligations in Section 11, Landlord’s repair obligations in Section 12, and Landlord’s insurance obligations in Sections 13.b., 13.d., and 13.i.

(b) Performance of Certain Obligations. With respect to work, services, repairs, restoration, insurance, capital improvements, or the performance of any other obligation of Master Landlord under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Master Sublandlord as and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts (provided Subtenant pays all reasonable costs incurred by Sublandlord in connection therewith) to obtain Master Landlord’s performance. If Master Landlord nevertheless fails or refuses to comply with any of the terms of the Master Lease, then Subtenant shall have the right, upon notice to Sublandlord, to exercise all of Sublandlord’s rights under the Master Lease to enforce performance on the part of Master Landlord, all at Subtenant’s sole cost and expense.

(c) No Liability for Master Landlord’s Obligations. Sublandlord shall have no liability to Subtenant with respect to (i) representations and warranties made by Master Landlord under the Master Lease, (ii) any indemnification obligations of Master Landlord under the Master Lease or other obligations or liabilities of Master Landlord with respect to compliance with laws, condition of the Premises, the Building or the Real Property, or Hazardous Materials, or (iii) Master Landlord’s repair, maintenance, restoration, upkeep, insurance and similar obligations under the Master Lease, regardless of whether the incorporation of one or more provisions of the Master Lease into the Sublease might otherwise operate to make Sublandlord liable therefor.

(d) Approvals and Consents. With respect to any approval or consent required to be obtained from the Landlord under the Master Lease, such approval or consent must be obtained from Master Landlord and Sublandlord, and the approval or consent of Sublandlord may be withheld if Master Landlord’s approval or consent is not obtained.

(e) Preservation of Master Lease. So long as Subtenant complies with its obligations under this Sublease, during the Term: (a) Sublandlord shall preserve the Master Lease and keep the Master Lease in full force and effect; (b) Sublandlord shall not agree to any amendment of the Master Lease which would adversely affect Subtenant’s rights or obligations under this Sublease, and in any event shall give Subtenant prompt notice of any amendment to the Master Lease, (c) Sublandlord shall not, without Subtenant’s written consent, exercise any right to terminate the Master Lease with respect to any period within the Term, other than on account of casualty or condemnation (which rights Sublandlord shall be entitled to exercise or not exercise in its sole discretion); and (d) Sublandlord shall perform all its obligations under the Master Lease not assumed by Subtenant hereunder.

13. Insurance.

(a) Generally. Subtenant shall be responsible for compliance with the insurance provisions applicable to the Tenant under the Master Lease. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Sublandlord as additional insureds. All insurance required under this Sublease shall contain an endorsement requiring 30 days written notice from the insurance company to Master Landlord and Sublandlord before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Master Landlord and Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.

(b) Waiver of Subrogation. The waiver of subrogation provision contained in Section 13.g of the Master Lease shall be deemed to be a three party agreement binding among and inuring to the benefit of Sublandlord, Subtenant and Master Landlord (by reason of its consent hereto).

14. Indemnity for Default. The defaults contained in the Master Lease have been incorporated by reference in Section 8(a) of this Sublease. If Subtenant’s default causes Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default; provided, however, that Subtenant shall not be responsible for the difference between the Rent payable by Sublandlord under the Master Lease and the Rent payable by Subtenant under this Sublease.

15. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Landlord thereunder. Sublandlord shall not commit or permit any of its employees or agents to commit on the Premises any act or omission which shall violate any term or condition of the Master Lease. Subtenant hereby expressly assumes and agrees: (a) to comply with all provisions of the Master Lease which are required to be performed by Subtenant hereunder; and (b) to perform all the obligations on the part of the Tenant to be performed under the terms of the Master Lease during the term of this Sublease which are required to be performed by Subtenant hereunder. Subtenant shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease.

16. Brokers. Sublandlord and Subtenant each represent to the other that they have not dealt with any real estate brokers, finders, agents or salesmen in connection with this transaction except Randy Scott of Cornish & Carey Commercial. Sublandlord shall be responsible for payment of any commissions due to Randy Scott as a result of this Sublease. Each party agrees to indemnify, protect, defend an hold the other party harmless from all cost and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.

17. Notices. The address of each party shall be that address set forth below their signatures at the end of this Sublease. Any party hereto may change its address for the purposes of this Section 17 by delivery of at least five (5) days prior written notice of such change to each other party in the manner set forth in this Section. All notices, demands or communications in connection with this Sublease shall be (a) in writing, (b) properly addressed, and (c) either (i) served personally, (ii) sent by prepaid, certified mail, return receipt requested, (iii) sent by recognized overnight courier service, or (iv) sent by facsimile, if to Sublandlord to at the address and fax number set forth below and if to Subtenant at the address and fax number set forth below. Notices served personally shall be deemed received on the date of delivery. Notices mailed in accordance herewith shall be deemed received on the date the U.S. Post Office receipts delivery or refusal to accept delivery. Notices delivered by recognized courier service shall be deemed received on the next business day following deposit with the courier- service. Notices sent by facsimile shall be deemed received upon electronic confirmation of receipt of transmission. If a notice is received or deemed received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices given to Master Landlord under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

18. Hazardous Materials.

(a) Tenant’s Obligations and Indemnity. Without limiting the provisions of Section 12(a) of this Sublease, Subtenant specifically agrees that the terms and provisions of Section 8.d of the Master Lease, relating to Hazardous Materials, are incorporated herein by reference herein.

(b) Baseline. For purposes of the indemnity set forth in Section 8.d of the Master Lease as incorporated by Section 12(a) of this Sublease and the indemnity set forth in Section 18(c) of this Sublease, Sublandlord shall provide Subtenant with environmental reports prior to the Commencement Date which shall establish the presence or absence of Hazardous Materials, including radiation or radioactive materials, on or about the Premises as of the Commencement Date; provided, however, that if the California Department of Health Services (“DHS”) does not accept Sublandlord’s report regarding radiation or radioactive materials in the Premises for purposes of closing Sublandlord’s license, the presence or absence of radiation or radioactive materials in the Premises as of the Commencement Date shall be determined by the report actually accepted by the DHS.

(c) Sublandlord Indemnity. Sublandlord shall defend, indemnify and hold Subtenant harmless from and against all Claims relating to the presence or release of any

Hazardous Materials on the Premises caused by Sublandlord or any employee or agent of Sublandlord prior to the Commencement Date.

(d) Early Occupancy Period. The terms and provisions of Section 8.d of the Master Lease, relating to Hazardous Materials, as incorporated herein by reference, shall apply during any Early Occupancy Period. Accordingly, notwithstanding anything to the contrary in this Section 18, if Subtenant causes the presence or release of any Hazardous Materials, including radiation or radioactive materials, during any Early Occupancy Period, then Sublandlord shall have no responsibility or indemnity obligations for such matters.

19. Conditions Precedent. Notwithstanding anything to the contrary set forth in this Sublease, it shall be an express condition precedent to Sublandlord’s obligations hereunder that, and this Sublease shall not be effective unless and until, Master Landlord has consented in writing to this Sublease, which consent shall contain a reasonable non-disturbance and attornment agreement. If Master Landlord does not consent in writing to this Sublease within 30 days after Sublandlord’s execution of this Sublease, then Sublandlord may, at any time thereafter until such approval is obtained, terminate this Sublease upon written notice to Subtenant, whereupon any monies previously paid by Subtenant to Sublandlord shall be reimbursed to Subtenant.

20. Assignment and Subletting. Subtenant shall not assign this Sublease or sublet all or any part of the Premises without both: (a) the prior written consent of Sublandlord and (b) the prior written consent of Master Landlord, under the terms and conditions of the Master Lease. Any transfer, circumstance or event which constitutes an assignment or subletting under the Master Lease shall constitute an assignment or subletting under this Sublease; provided, however, that Subtenant shall have the right to assign or sublet the Premises or any portion thereof to an Affiliate or a Successor (as defined in and in accordance with Section 14.g. of the Master Lease) without such consent (but with prior notice to each of Master Landlord and Sublandlord as provided in such Section 14.g.). Any rent or other consideration payable to Subtenant pursuant to any assignment or subletting permitted hereunder which is in excess of the Rent payable to Sublandlord hereunder (after deduction of any actual, reasonable leasing commissions and tenant improvements specific to the sub-subtenant) shall be paid 50% to Sublandlord and 50% to Subtenant.

21. Subtenant’s Indemnity. Without limiting the indemnity provisions of Section 13.a of the Master Lease, as incorporated herein by reference, Subtenant agrees that it shall indemnify, defend, protect, and hold Sublandlord and its officers, agents, employees, successors and assigns (collectively, “Sublandlord’s Agents”) and Master Landlord harmless from and against all claims, demands, actions, causes of action, losses and expenses (collectively “Claims”) which may be brought against Sublandlord, Sublandlord’s Agents or Master Landlord or which Sublandlord, Sublandlord’s Agents or Master Landlord may pay or incur by reason of any breach or default of this Sublease by Subtenant, a misrepresentation by Subtenant with respect to any matter set forth herein, or the acts, omissions, negligence or willful misconduct of Subtenant or Subtenant’s employees, agents, contractors, or invitees in or about the Premises, except to the extent that any such Claim is caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s Agents. Without limiting the generality of the foregoing, Subtenant shall indemnify, defend, protect and hold Sublandlord, Sublandlord’s Agents and

Master Landlord harmless from and against any Claims which may be brought against Sublandlord, Sublandlord’s Agents or Master Landlord or which Sublandlord, Sublandlord’s Agents or Master Landlord may pay or incur by reason of any violation of any laws by Subtenant or its employees, agents or contractors during the Term.

22. Parking. Subtenant shall have the right to use the parking spaces available to Sublandlord, as Tenant, under the Master Lease. Subtenant’s parking rights shall be governed by Section 28 of the Master Lease, as incorporated herein.

23. Insurance. Subtenant’s insurance shall name both Sublandlord and Master Landlord as additional insureds, and certificates thereof shall be delivered to both Sublandlord and Master Landlord prior to Subtenant’s initial occupancy of the Premises.

24. Successors. This Sublease shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

25. Counterparts. This Sublease may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signature copies may be detached from the counterparts and attached to a single copy of this Sublease physically to form one document. A facsimile counterpart signature delivered to each party shall be deemed an original for the purpose of the execution of this Sublease.

26. No Conflict. In the event of any conflict between the terms of this Sublease and the terms of the Master Lease, as between Sublandlord and Subtenant, the terms of this Sublease shall prevail.

27. Entire Agreement. This Sublease and the provisions of the Master Lease incorporated herein by the express terms of this Sublease constitute the complete and exclusive agreement among the parties with respect to the matters contained herein and supersede all prior written or oral agreements or statements by and among the parties hereto, provided that this Sublease shall be at all times subject to all of the terms and conditions of the Master Lease.

28. Survival. All indemnity obligations of Subtenant, and all obligations of Subtenant for the payment of Rent, shall survive the expiration or earlier termination of this Sublease.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:	SUBTENANT :

RENOVIS, INC., a Delaware corporation	KAI PHARMACEUTICALS, INC., a Delaware corporation

By: /s/ John Doyle	By: /s/ Paul Auerbach

Printed Name: John Doyle	Printed Name: Paul Auerbach
Its: Chief Financial Officer	Its: Chief Operations Officer
Date: November 21, 2003	Date: November 21, 2003

Address:	Address:

Two Corporate Drive South San Francisco, CA 94080 Attn: John Doyle Facsimile: (650) 649-2989	270 Littlefield Avenue South San Francisco, CA 94080-6924 Attn: Leon Chen Facsimile: (650) 329-1090

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